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                                                                   EXHIBIT 10(f)

                                 FIRST AMENDMENT
                                     TO THE
                 OLD NATIONAL BANCORP 1999 EQUITY INCENTIVE PLAN

      THIS FIRST AMENDMENT to the Old National Bancorp 1999 Equity Incentive Plan (the "Plan") is hereby adopted by Old National Bancorp (the "Company") this 22nd day of July, 2004;

                              W I T N E S S E T H:

      WHEREAS, the Company adopted the Plan for the purposes set forth therein; and

      WHEREAS, the Plan currently provides for grants of Restricted Stock based on achievement of "Performance Goals" but does not provide for imposition of a vesting schedule based on completion of years of service; and

      WHEREAS, the definition of "Change in Control" in the Plan includes the ". .. . approval, adoption, agreement to recommend, or acceptance . . ." by the Company's Board of Directors (the "Board") of any of the various transactions listed in the definition of Change in Control; and

      WHEREAS, the Plan does not provide for outright grants of stock to employees in recognition of services rendered to the Company; and

      WHEREAS, the Board has determined, in its best judgment, that the Plan should be amended to (i) allow the Compensation Committee to impose a vesting schedule on Restricted Stock grants; (ii) eliminate Board actions with respect to the various transactions described in the definition of Change in Control; and (iii) provide for outright grants of stock to employees in recognition of services rendered to the Company; and

      WHEREAS, pursuant to Section 10.1 of the Plan, the Company has reserved the right to amend the Plan with respect to certain matters, by action of the Board; and

      WHEREAS, counsel to the Company has prepared the First Amendment to the Plan for the purposes stated above; and

      WHEREAS, the Board has approved and adopted this First Amendment;

      NOW, THEREFORE, pursuant to the authority reserved to the Company under
Section 10.1 of the Plan, the Plan is hereby amended, effective as of January 1, 2004, in the following particulars:

      1.    By amending Section 2.4 to read as follows:

            "2.4. "AWARD" means, individually or collectively, a grant under this Plan of Shares, Nonqualified Stock Options, Incentive Stock

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            Options, SARs, Restricted Stock, Performance Units or Performance
            Shares."

      2.    By amending Section 8.2 to read as follows:

            "8.2. RESTRICTED STOCK AWARD AGREEMENT. Each Award of Restricted Stock shall be evidenced by an Award Agreement that shall specify the Period of Restriction and the number of Shares granted. The Committee may also set Performance Goals in its sole discretion which, depending on the extent to which they are met, will determine the number of Shares that will be released to the Participant after the end of the Period of Restriction."

      3.    By amending Section 8.4.1 to read as follows:

            "8.4.1. GENERAL RESTRICTIONS. The Committee may impose restrictions on Restricted Stock based upon any one or more of the following criteria: (a) the achievement of specific Company-wide, Affiliate-based, Subsidiary-based, divisional, individual Participant, or other Performance Goals, (b) vesting based on years of service with the Company and any of its Subsidiaries, (c) applicable Federal or state securities laws, or (d) any other basis determined by the Committee in its sole discretion."

      4.    By amending Section 8.5 to read as follows:

            "8.5 REMOVAL OF RESTRICTIONS, FORFEITURE AND RELEASE OF ADDITIONAL SHARES. Except as otherwise provided in this Section 8, as soon as practicable after the applicable Period of Restriction lapses, Shares of Restricted Stock covered by an Award Agreement shall be subject to release to the Participant. The number of Shares to be released shall be determined as a function of the extent to which the applicable Performance Goals have been achieved. To the extent
            (a) the Shares are not earned, they shall be forfeited; or (b) required by the Award Agreement, additional Shares shall be issued. Except in the case of Awards of Restricted Stock to Covered Employees which are intended to qualify as `performance-based compensation' under Section 162(m) of the Code (the vesting and/or earning of which cannot be accelerated except as provided in Section
            12.1 or 14.2), the Committee, in its sole discretion, may accelerate the time at which any restrictions shall lapse or remove any restrictions."

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      5.    By adding a new Section 9.8 to read as follows:

            "9.8. OUTRIGHT AWARD OF SHARES. Notwithstanding the other provisions of this Section 9, the Committee may make an outright Award of Shares to any Employee in such amount as the Committee, in its sole discretion, may determine. Such grant may be evidenced by a Share Award Agreement or such other document as the Committee, in its sole discretion, determines to be appropriate; provided, however, the Shares shall be freely transferable and the Committee shall not impose Performance Goals, a Period of Restriction or any other conditions, restrictions or risks of forfeiture on the Award. Awards of Shares pursuant to this Section 9.8 shall be subject to the withholding requirements of Section 11."

      6.    By amending Section 12.2(e) to read as follows:

            "(e) A majority of the shareholders of the Company approve, adopt, agree to recommend, or accept any agreement, contract, offer, or other arrangement providing for any of the transactions described above; or"

      7.    By amending Section 14.8 to read as follows:

            "14.8. NONTRANSFERABILITY OF AWARDS. Except as provided in Sections 9.8, 14.8.1 and 14.8.2, no Award can be sold, transferred, assigned, margined, encumbered, bequeathed, gifted, alienated, hypothecated, pledged, or otherwise disposed of, whether by operation of law, whether voluntarily or involuntarily or otherwise, other than by will or by the laws of descent and distribution. In addition, no Award shall be subject to execution, attachment, or similar process. Any attempted or purported transfer of an Award in contravention of this Plan or an Award Agreement shall be null and void ab initio and of no force or effect whatsoever. All rights with respect to an Award granted to a Participant shall be exercisable during his or her lifetime only by the Participant."

      All other terms and conditions of the Plan remain unchanged and are in full force and effect.

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      IN WITNESS WHEREOF, Old National Bancorp, by its officers thereunder duly authorized, has executed this First Amendment to the Old National Bancorp 1999 Equity Incentive Plan as of the day and year first above written, but effective as of January 1, 2004.

                                      OLD NATIONAL BANCORP

                                      By: /s/ Allen R. Mounts
                                          -----------------------
                                          Allen R. Mounts, Senior Vice President

ATTEST:

By: /s/ Jeffrey L. Knight
    -------------------------

    Secretary

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